Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2005 (this “Amendment No. 1”), by and among Brookstone Holdings Corp., a Delaware corporation (“Parent”), Brookstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and Brookstone, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Acquisition and the Company are parties to that certain Agreement and Plan of Merger, dated as of April 15, 2005, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement; and

WHEREAS, the parties hereto wish to amend the Merger Agreement in accordance with Section 9.1 thereof.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1  Section 1.1 of the Merger Agreement is hereby amended by adding the following defined terms:

“Aggregate Financing” has the meaning set forth in Section 2.2(e) of Amendment No. 1.

“Amendment No. 1” means that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 15, 2005, by and among Parent, Acquisition and the Company.

“Commitment Letters” means the Financing Commitment and the Equity Commitment Letters, collectively.

“Company Board Recommendation” has the meaning set forth in Section 2.1(b) of Amendment No. 1.

“Financing Commitment” means that certain commitment letter dated as of July 15, 2005 from Goldman Sachs Credit Partners L.P., Bank of America, N.A., UBS Loan Finance LLC and UBS Securities LLC whereby Goldman Sachs Credit Partners L.P., Bank of America, N.A. and UBS Loan Finance LLC have committed, upon the terms and subject to the conditions set forth therein, to provide senior debt financing in an amount of up to $100 million, and whereby Goldman Sachs Credit Partners and UBS Loan Finance LLC have committed, upon the terms and subject to the conditions set forth therein, to provide bridge financing in an amount up to $190 million, in connection with the transactions contemplated by this Agreement (the “Debt Financing”).

Section 1.2  Section 1.2 of the Merger Agreement is hereby amended by adding the following defined terms and corresponding section references:

“Equity Commitment Letters	5.6”

“Original Aggregate Financing	5.6”

“Original Debt Financing	5.6”

“Original Financing Commitment	5.6”

and by deleting the references to “Aggregate Financing,” “Commitment Letters,” “Company Board Recommendation,” “Debt Financing,” and “Financing Commitment” appearing therein.

Section 1.3  The first sentence of Section 3.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each share of Common Stock, issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and shares of Common Stock to be canceled pursuant to Section 3.1(b), shall be converted into the right to receive $20.00 in cash, without interest (the “Per Share Merger Consideration”).”

Section 1.4  The first sentence of Section 4.2(b) of the Merger Agreement is hereby amended by deleting only the reference to “(the “Company Board Recommendation”)” set forth therein.

Section 1.5  Section 5.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter dated as of the date hereof from J.W. Childs Associates, L.P. (“JWC”) whereby JWC has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $100 million in connection with the transactions contemplated by this Agreement; (ii) a fully executed commitment letter dated as of the date hereof from OSIM International, Ltd. (“OSIM”) whereby OSIM has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $90 million in connection with the transactions contemplated by this Agreement and (iii) a fully executed commitment letter dated as of the date hereof from Temasek Capital (Private) Limited (“Temasek”) whereby Temasek has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $50 million in connection with the transactions contemplated by this Agreement (the commitment letters referred to in clauses (i)-(iii) being referred to as the “Equity Commitment Letters”). As of the date hereof, the Equity Commitment Letters are valid and in full force and effect and have not been amended, modified, withdrawn, terminated or replaced. As of the date hereof, there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. As of the date hereof, none of JWC, OSIM or Temasek has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Equity Commitment Letters or not to provide in full the financing contemplated thereby. As of the date of this Agreement, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the financings under the Equity Commitment Letters not to be consummated.

(b) Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter dated as of the date hereof from Goldman Sachs Credit Partners L.P. and Bank of America, N.A. (the “Original Financing Commitment”) whereby such financial institutions committed, upon the terms and subject to the conditions set forth therein, to provide senior debt financing in an amount of up to $100 million, and bridge financing in an amount up to $205 million, in connection with the transactions contemplated by this Agreement (the “Original Debt Financing”). As of the date hereof, the Original Financing Commitment is valid and in full force and effect and has not been amended, modified, withdrawn, terminated or replaced. As of the date hereof there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. As of the date hereof, none of Goldman Sachs Credit Partners L.P. or Bank of America, N.A. has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Original Financing Commitment or not to provide in full the financing contemplated thereby. As of the date hereof, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the Original Debt Financing not to be consummated. All commitment and other fees required to be paid under the Original Financing Commitment on or prior to the date hereof have been paid in full.

(c) The aggregate proceeds of the financings under the Original Financing Commitment and the Equity Commitment Letters (the “Original Aggregate Financing”), together with an assumed cash balance of the Acquired Companies as of the Closing of at least $24 million and an assumed aggregate reinvestment by certain members of the Company’s management of the after-Tax proceeds received by them in respect of their Identified Options in the equity of Parent and its Affiliates of at least $7.6 million, is sufficient to consummate the transactions contemplated by this Agreement (without giving effect to Amendment No. 1), including (x) to pay the aggregate cash consideration to which the Stockholders, the holders of Identified Options and the holders of Identified Awards become entitled under Section 3.1(c), Section 3.2(a) and Section 3.2(b) of this Agreement (without giving effect to Amendment No. 1), respectively and (y) to pay all fees, costs and expenses incurred in connection with this Agreement (without giving effect to Amendment No. 1) and the transactions contemplated hereby. The Original Financing Commitment and the Equity Commitment Letters accurately set forth all of the material terms of the Original Aggregate Financing, including a true, correct and complete description of all of the material conditions to the Original Aggregate Financing.”

Section 1.6  Section 7.2(a) of the Merger Agreement is hereby amended by inserting the following at the end thereof:

“(iii) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b) and 2.1(d)(i) of Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date) and (iv) all other representations and warranties of the Company contained in Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a Company Material Adverse Effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.”

Section 1.7  Section 7.3(a) of the Merger Agreement is hereby amended by inserting the following at the end thereof:

“(iii) the representations and warranties of Parent and Acquisition set forth in Section 2.2(a), and Section 2.2(c)(i) of Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date) and (iv) all other representations and warranties of Parent and Acquisition contained in Amendment No. 1 shall be true and correct as of the date of Amendment No. 1 and as of the Effective Time (or, to the extent such representations and warranties speak as of a specified date, they need only be so true and correct as of such specified date), interpreted without giving effect to references to materiality or a material adverse effect, except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Acquisition to perform their obligations under this Agreement and consummate the transactions contemplated hereby in a timely manner.”

Section 1.8  Section 8.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“by either Parent or the Company by notice to the other if the Merger shall not have been consummated on or before October 5, 2005 (unless the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);”

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Except as disclosed in the Company Disclosure Letter, the Company represents and warrants to Parent and Acquisition that:

(a) The Company has the requisite corporate power and authority to execute and deliver this Amendment No. 1 and subject to obtaining the Required Stockholder Approval, to consummate the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The execution and delivery of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, have been duly and validly authorized by the Board of Directors, and no other corporate action on the part of the Company is necessary to authorize this Amendment No. 1 or to consummate the transactions contemplated the Merger Agreement as amended hereby, including the Merger, other than the Required Stockholder Approval and all actions expressly contemplated by the Merger Agreement (as amended hereby) for which action of the Board of Directors (or a committee thereof) is necessary. This Amendment No.1 has been duly and validly executed and delivered by the Company, and (assuming this Amendment No.1 constitutes a valid and binding obligation of the other parties thereto) constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) On or prior to the date hereof, the Board of Directors has, based on the unanimous recommendation of the Special Committee, adopted resolutions (i) determining that the Merger Agreement as amended hereby and the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Stockholders, (ii) declaring advisable and approving this Amendment No. 1 and the Merger in accordance with the DGCL and (iii) resolving to recommend to the Stockholders (the “Company Board Recommendation”) that they vote in favor of the adoption of the Merger Agreement as amended hereby in accordance with the DGCL.

(c) Except as set forth in Section 4.5 of the Company Disclosure Letter attached to the Merger Agreement, the execution, delivery and performance by the Company of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with the rules and regulations of NASDAQ; (v) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (vi) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.6 of the Company Disclosure Letter attached to the Merger Agreement, the execution, delivery and performance by the Company of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not (i) contravene, breach or conflict with (A) any of the Company Organizational Documents or (B) subject to Section 6.5 of the Merger Agreement and to the failure to obtain the Required Stockholder Approval at the Stockholders Meeting, any resolution adopted by the board of directors (or equivalent governing body) or stockholders or equityholders of any of the Acquired Companies, (ii) assuming compliance with the matters referred to in Section 2.1(c) hereof, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Acquired Companies or by which any of their respective properties is bound or affected, (iii) constitute a default (or an event that with notice or lapse of time or both could reasonably be expected to become a default), give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration or require the consent of any Person, under any Material Contract or any Permit, (iv) result in the creation or imposition of any Encumbrance on any asset owned or used by any Acquired Company, (v) cause any of the Acquired Companies to become subject to, or to become liable for, the payment of, any Tax; or (vi) require a consent from any Person under any Real Property Lease, except, in the case of clauses (ii)-(vi) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences or matters that would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company Financial Advisor has delivered to the Special Committee its opinion to the effect that, as of the date of this Amendment No. 1, the Per Share Merger Consideration of $20.00 is fair, from a financial point of view, to the holders of Common Stock (other than any member(s) of the Company’s management (or their Affiliates), who, in connection with the Merger, enter into arrangements with Parent or its Affiliates relating to employment or equity ownership in Parent or its Affiliates). The Company will deliver a written copy of the opinion referred to in the preceding sentence to Parent, solely for informational purposes within one (1) Business Day after the Special Committee’s receipt thereof. The Company has obtained the authorization of the Company Financial Advisor to include a reproduced copy of such written opinion in the Proxy Statement.

Section 2.2  Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition represent and warrant to the Company that:

(a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Amendment No. 1 and to consummate the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The respective boards of directors of Parent and Acquisition have unanimously adopted resolutions approving and declaring advisable this Amendment No. 1 and the transactions contemplated by the Merger Agreement as amended hereby, including the Merger. The execution and delivery and performance of this Amendment No.1 and the consummation by each of Parent and Acquisition of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition and no other corporate action on the part of Parent or Acquisition (including, without limitation, any votes or approvals of their respective boards of directors (or any committees thereof) or stockholders) is necessary to authorize this Amendment No.1 or to consummate the transactions contemplated by the Merger Agreement as amended hereby. This Amendment No.1 has been duly and validly executed and delivered by each of Parent and Acquisition and (assuming this Amendment No.1 constitutes the valid and binding obligations of the Company) constitutes the legal, valid and binding obligations of each of Parent and Acquisition, enforceable against each of them in accordance with its terms except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) The execution, delivery and performance by Parent and Acquisition of this Amendment No. 1 and the consummation by them of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Authority, other than (a) the filing of the

Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant Governmental Authorities of other states in which the Acquired Companies are qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under the Securities Act and any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not reasonably be expected to have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under the Merger Agreement as amended hereby, and consummate the transactions contemplated thereby in a timely manner.

(c) The execution, delivery and performance by Parent and Acquisition of this Amendment No. 1 and the consummation by them of the transactions contemplated by the Merger Agreement as amended hereby, including the Merger, do not and will not (i) contravene, breach or conflict with (A) Parent’s or Acquisition’s certificate of incorporation or bylaws, (B) any resolution adopted by the board of directors (or any committees thereof) or stockholders of Parent or Acquisition, (ii) assuming compliance with the matters referred to in Section 2.2(b) hereof, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Acquisition or by which any of their respective properties is bound or affected, (iii) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any material Contract to which Parent and/or Acquisition is party, or (iv) require a consent from any Person except, in the case of clauses (ii)-(iv) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a material adverse affect on the ability of Parent and Acquisition to perform their obligations under the Merger Agreement as amended hereby and consummate the transactions contemplated thereby in a timely manner.

(d) Parent has delivered to the Company a complete and correct copy of the fully-executed Financing Commitment. As of July 15, 2005, the Financing Commitment is valid and in full force and effect and has not been amended, modified, withdrawn, terminated or replaced. As of July 15, 2005, there is no breach or default existing and no event has occurred which, with notice or lapse of time or both, would constitute a default thereunder. As of July 15, 2005, none of Goldman Sachs Credit Partners L.P., Bank of America, N.A., UBS Loan Finance LLC or UBS Securities LLC has notified Parent or Acquisition of its intention to terminate such respective Person’s commitment under the Financing Commitment or not to provide in full the financing contemplated thereby. As of July 15, 2005, there are no facts or circumstances actually known to Parent or Acquisition (exclusive of general market conditions) that in their good faith estimation would reasonably be expected to cause the Debt Financing not to be consummated. All commitment and other fees required to be paid under the Financing Commitment on or prior to July 15, 2005 have been paid in full.

(e) The aggregate proceeds of the financings under the Commitment Letters (the “Aggregate Financing”), together with an assumed cash balance of the Acquired Companies as of the Closing of at least $33 million and an assumed aggregate reinvestment by certain members of the Company’s management of the after-Tax proceeds received by them in respect of their Identified Options in the equity of Parent and its Affiliates of at least $7.6 million, is sufficient to consummate the transactions contemplated by the Merger Agreement as amended hereby, including (x) to pay the aggregate cash consideration to which the Stockholders, the holders of Identified Options and the holders of Identified Awards become entitled under Section 3.1(c), Section 3.2(a) and Section 3.2(b) of the Merger Agreement, respectively and (y) to pay all fees, costs and expenses incurred in connection with the Merger Agreement as amended hereby and the transactions contemplated thereby. The Commitment Letters accurately set forth all of the material terms of the Aggregate Financing, including a true, correct and complete description of all of the material conditions to the Aggregate Financing.

ARTICLE III

MISCELLANEOUS

Section 3.1  Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the “Agreement” in the Merger Agreement (other than any references contained in the first sentence of Section 4.2(b) and in Sections 5.6(b) and (c) thereof) shall refer to the Merger Agreement as amended by this Amendment No. 1. For the avoidance of doubt, references in the Merger Agreement to “the date of this Agreement”, “the date hereof”, and similar expressions, will continue to mean April 15, 2005.

Section 3.2  This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

Section 3.3  This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the date first above written.

BROOKSTONE, INC.

By:	/S/ PHILIP W. ROIZIN

Name: Philip W. Roizin
Title: Executive Vice President, Finance and Administration

BROOKSTONE HOLDINGS CORP.

By:	/S/ JAMES C. RHEE

Name: James C. Rhee
Title: Vice President

BROOKSTONE ACQUISITION CORP.

By:	/S/ JAMES C. RHEE

Name: James C. Rhee
Title: Vice President

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